UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2004

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview, Suite 1000, Englewood, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 796-2850

Check the appropriated box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 22, 2004, CSG closed on a $100 million, five-year senior secured revolving credit facility (the “2004 Revolving Credit Facility”) with a syndicate of domestic and international banks. There were no borrowings made under the facility at closing and none have occurred to date. The purpose of the 2004 Revolving Credit Facility is to provide CSG with timely access to additional capital and liquidity as it manages its business going forward. Borrowings under the 2004 Revolving Credit Facility are subject to a variety of affirmative and negative covenants, including financial condition covenants. As of September 22, 2004, based upon the covenants in the credit agreement, CSG had access to 100% or $100 million of the 2004 Revolving Credit Facility. The interest rate on future borrowings under the 2004 Revolving Credit Facility are chosen at CSG’s option and are based upon a base rate or adjusted LIBOR rate, plus an applicable margin. The applicable margin is based upon a calculated leverage ratio as defined in the credit agreement. The unused commitment balance of the 2004 Revolving Credit Facility is subject to a commitment fee whose rate is based upon the calculated leverage ratio. The 2004 Revolving Credit Facility is collateralized by substantially all of the CSG’s domestic tangible and intangible assets, and the stock of certain CSG subsidiaries.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy Wiese
Randy Wiese, Principal
Accounting Officer

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